EXHIBIT 99.1


                          LIFE RE CORPORATION ANNOUNCES
                    19% INCREASE IN 1997 OPERATING EARNINGS,
                           DECLARES DIVIDEND INCREASE

      Stamford, Connecticut -- February 12, 1998, Life Re Corporation (NYSE:LRE) today announced that for the year ended December 31, 1997, operating earnings (net income excluding after-tax realized investment gains) totaled $46.6 million, or $3.28 per share, compared to $38.3 million, or $2.75 per share in 1996, representing a 19% increase on a per share basis. Net income for 1997 totaled $49.5 million, or $3.48 per share, compared to $54.2 million, or $3.89 per share, in 1996. After-tax realized investment gains were $2.9 million in 1997 and $15.9 million in 1996, with 1996 gains including a $13.5 million gain resulting from the sale of a strategic investment.

      Fourth quarter operating earnings totaled $13.5 million, or $.94 per share, compared to $12.2 million, or $.88 per share in last year's fourth quarter, representing a 7% increase on a per share basis. For the same periods, net income totaled $14.6 million, or $1.01 per share, and $13.2 million, or $.95 per share. After-tax realized investment gains were $1.1 million and $1.0 million in each of the respective quarterly periods.

      Total revenues for the year were $645.8 million, an increase of 9% over last year's total of $592.5 million. Total revenues in 1997 include realized investment gains of $4.5 million compared to $17.2 million in 1996. Policy revenues increased by 9% for the same period to $490.3 million from $451.0 million last year. Ordinary life policy revenues increased by 17% to $336.6 million from $286.9 million and group policy revenues decreased by 6% to $153.6 million from $164.1 million. Investment income increased by 21% to $151.0 million from $124.3 million last year.

      Revenues totaled $172.0 million in the fourth quarter compared to $158.0 million last year, an increase of 9%. This increase is mainly attributable to investment earnings which increased by 19% to $40.9 million from $34.5 million. Policy revenues increased by 6% to $129.4 million from $122.0 million and realized investment gains were basically level. Ordinary life policy revenues increased by 17% to $90.1 million from $77.2 million, and group policy revenues decreased by 12% to $39.3 million from $44.9 million.

      Rodney A. Hawes, Jr., Chairman of Life Re, commented, "The 1997 fourth quarter and full year results represented solid earnings for Life Re and reflect strong growth in our ordinary life reinsurance business as well as favorable results from several recent Administrative Reinsurance(sm) transactions. We reached $60 million in first year ordinary life reinsurance premiums and, with the completion of the recently announced block reinsurance transaction from Allianz Life Insurance Company of North America and the acquisition of Mission Life Insurance Company, which is expected to close in the first quarter of 1998, we secured four Administrative Reinsurance(sm) transactions in 1997."

      Life Re earlier announced its withdrawal from the group accident and health and special risk pool reinsurance marketplace. Life Re will not renew or accept new participations in group accident and health and special risk reinsurance pools. Life Re previously had reduced or canceled certain pool participations, and effective January 1, 1997, retroceded 50% of its 1997 group accident and health and special risk reinsurance risks. For the quarter and year ended December 31, 1997, Life Re had $32.0 million and $121.2 million, respectively, of policy revenues related to group accident and health and special risk reinsurance, reductions of 19% and 13%, respectively, from the same periods last year. Life Re anticipates further declines of 50% in 1998 and 80% in 1999. Life Re expects no adverse financial impact from its withdrawal from this business.

      On February 12, 1998 Life Re's Board of Directors authorized and declared an increase in the Company's annualized cash dividend to $0.60 per share from $0.52 per share, or to $0.15 per share per quarter from $0.13. The increase is effective with the first quarter 1998 dividend payment. The first quarter dividend for 1998 is payable on March 25, 1998 to stockholders of record at the close of business on March 4, 1998. Furthermore, in light of the Company's proposed offerings, the Board of Directors of the Company has elected to discontinue Life Re's stock repurchase program. In addition, the Board approved an amendment to the Company's Stock Option Plan, to be effective as of the date it is approved by stockholders, whereby 1,500,000 additional shares will be allocated to the Plan.

      Since 1995, Life Re has acquired or is under contract to acquire ten blocks of life insurance in force representing in excess of $2.0 billion in assets. Mr. Hawes concluded: "The significant growth in our ordinary life reinsurance business and an increasing number of Administrative Reinsurance(sm) transactions, including our recent agreement to acquire 100% of the outstanding stock of Lincoln Liberty Life Insurance Company and First Delaware Life Insurance Company from First Lincoln Holdings, Inc., reflect our success in the markets in which we have chosen to concentrate. We believe the Company is well positioned to continue its growth in its two core lines of business as we enter 1998."

      Life Re Corporation is a leading provider of ordinary life and group life reinsurance in the United States through its subsidiary, Life Reassurance Corporation of America.


                                    - #### -


For Additional Information Contact:
Bruce I. Weiser - (203) 321-3084

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LIFE RE CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA

                                                      (AMOUNTS IN THOUSANDS,
(UNAUDITED)                                           EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------
                                         THREE MONTHS ENDED              YEARS ENDED
                                             DECEMBER 31,                DECEMBER 31,
                                          1997        1996             1997        1996
                                         ------      ------           -------     ------
REVENUES
Policy revenues                        $ 129,384   $ 122,047        $ 490,278   $ 450,992
Investment income                         40,939      34,467          150,960     124,340
Realized investment gains                  1,656       1,491            4,514      17,210
                                       ---------   ---------        ---------   ---------
   Total revenues                        171,979     158,005          645,752     592,542
                                    -----------------------------------------------------
BENEFITS AND EXPENSES

Policy claims and benefits                88,518      86,848          341,044     332,476
Policy acquisition costs                  37,005      30,338          142,144     111,933
Interest credited to policyholder
 accounts                                 12,019      10,518           40,647      34,637
Interest expense                           2,009       1,906            7,997       8,356
Distributions on capital securities        2,184                        4,970
Other operating expenses                   7,773       8,059           32,726      29,049
                                    -----------------------------------------------------
   Total benefits and expenses           149,508     137,669          569,528     516,451
                                    -----------------------------------------------------
Income before federal income taxes        22,471      20,336           76,224      76,091
Provision for federal income taxes         7,864       7,118           26,678      21,890
                                    -----------------------------------------------------

NET  INCOME                           $   14,607  $   13,218       $   49,546  $   54,201
                                    =====================================================

PER SHARE INFORMATION:

   Basic earnings per share                 1.07        0.98             3.64       3.97

   Diluted earnings per share               1.01        0.95             3.48       3.89

   Diluted earnings per common share,
    Excluding realized investment gains     0.94        0.88             3.28       2.75

   Dividends per share                      0.13        0.10             0.52       0.40

Weighted average shares outstanding
      (diluted)                           14,398      13,955           14,228     13,918


LIFE RE CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA

                                                                     (AMOUNTS IN THOUSANDS,
(UNAUDITED)                                                          EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------
                                                                           DECEMBER 31,
                                                                    1997                 1996
                                                            -------------------------------------
CAPITAL STRUCTURE
Loans payable (average dollar-weighted interest rates
    at December 31, 1997 and 1996 were 6.26% and 6.01%,
    respectively)                                            $     125,000        $    125,000

Capital securities (effective interest rate of 8.75%)        $     100,000

Common shareholders' equity:
    Including the effect of FAS 115                          $     373,790        $    290,111
    Excluding the effect of FAS 115                          $     312,374        $    265,257

Total capitalization:
    Including the effect of FAS 115                          $     598,790        $    415,111
    Excluding the effect of FAS 115                          $     537,374        $    390,257

Common shares outstanding, in thousands                             13,631              13,528

Book value per common share:
    Including the effect of FAS 115                          $      27.42         $      21.45
    Excluding the effect of FAS 115                          $      22.92         $      19.61

Ratio of debt to total capitalization:
    Including the effect of FAS 115                                   21%                 30%
    Excluding the effect of FAS 115                                   23%                 32%

Ratio of debt and capital securities to total
 capitalization:
    Including the effect of FAS 115                                   38%                 30%
    Excluding the effect of FAS 115                                   42%                 32%

ASSETS

Total assets                                                 $  3,700,242         $ 2,519,320

Invested assets
    At fair value                                            $  2,784,630         $ 1,833,242
    At book value                                            $  2,683,155         $ 1,793,497
    Effective yield                                                 7.13%               7.59%

Fixed maturities (at fair value)                             $  2,442,897         $ 1,720,589
    Noninvestment grade                                      $     70,630         $    75,761
    Noninvestment grade as a percentage of total
       invested assets                                               2.5%                4.1%
    Effective yield                                                 7.41%               7.80%
    Average quality rating (Moody's/S&P)                            A1/A+                A2/A


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